UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2016

OCONEE FEDERAL FINANCIAL CORP.

(Exact name of Registrant as specified in its charter)

Federal	001-35033	32-0330122
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

201 East North Second Street, Seneca, South Carolina	29678
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(864) 882-2765

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Not applicable.

(b)           Effective March 22, 2016, H. Allen Salter resigned as Chief Financial Officer of Oconee Federal Financial Corp. (the “Company”) and Oconee Federal Savings and Loan Association (the “Bank”).

In connection with his resignation, on March 23, 2016, the Company, the Bank, Oconee Federal, MHC and Mr. Salter entered into a separation agreement (the “Agreement”), which includes non-solicitation and confidentiality provisions and a full and final release of claims, under which the Bank will pay Mr. Salter a severance payment of $90,000 and transfer title to a Bank-owned car. The Bank also will pay Mr. Salter’s medical and dental premiums under COBRA through December 31, 2016. The compensation is paid in exchange for Mr. Salter’s performance of his obligations under the Agreement and his resignation as an officer of both the Company and the Bank. The foregoing description of the Agreement does not purport to be complete and it is qualified in its entirety by reference to the copy of the Agreement that is included as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02(b).

(c)           The Board of Directors has appointed Curtis T. Evatt, the Company’s and Bank’s President, to serve as the Company’s and Bank’s Chief Financial Officer. Mr. Evatt previously served as the Company’s and Bank’s Chief Financial Officer.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.9	Separation Agreement and Full and Final Waiver, Release and Dismissal of all Claims among Oconee Federal Financial, Inc., Oconee Federal Savings and Loan Association, Oconee Federal, MHC and H. Allen Salter.

99.1	None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCONEE FEDERAL FINANCIAL CORP.

Date: March 24, 2016	By:	/s/ Curtis T. Evatt
Curtis T. Evatt
President and Chief Financial Officer
(Duly Authorized Representative)